EXHIBIT 4.3

Description of Securities Registered under Section 12(b) of the

Securities Exchange Act of 1934

The following summary description of our common stock is based on the provisions of our Second Amended and Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation or charter, our by-laws, and the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the DGCL.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 80,000,000 shares of common stock, $0.00001 par value per share and 7,000 shares of preferred stock, $0.00001 par value per share. Our certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval, each such series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock.

Common Stock

Voting. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

Other Rights and Restrictions. Our charter prohibits us from granting preemptive rights to any of our stockholders.

April 2016 Underwritten Registered Series A

The Series A Warrants were issued on April 20, 2016 and are exercisable for five years. The Series A Warrants are listed on the NASDAQ Capital Market under the symbol CLRBZ. No fractional shares of common stock will be issued in connection with the exercise of a Series A Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock. A Series A Warrant may be transferred by a holder, upon surrender of the warrant, properly endorsed (by the holder executing an assignment in the form attached to the warrant). The holder of a Series A warrant does not possess any stockholder rights until the holder exercise the warrant.

Anti-Takeover Effect of Certain Charter and By-Law Provisions

Provisions of our charter and our by-laws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Stock. We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Amendments to By-laws. Our certificate of incorporation and by-laws authorize the Board to amend, repeal, alter or rescind the by-laws at any time without stockholder approval. Allowing the Board to amend our by-laws without stockholder approval enhances Board control over our by-laws.

Classification of Board; Removal of Directors; Vacancies. Our certificate of incorporation provide for the division of the Board into three classes as nearly equal in size as possible with staggered three-year terms; that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote; and that any vacancy on the Board, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office. The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.

Notice Periods for Stockholder Meetings. Our by-laws provide that for business to be brought by a stockholder before an annual meeting of stockholders, the stockholder must give written notice to the corporation not less than 90 nor more than 120 days prior to the one year anniversary of the date of the annual meeting of stockholders of the previous year; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which the corporation's notice of the date of the meeting is first given or made to the stockholders or disclosed to the general public, whichever occurs first.

Stockholder Action; Special Meetings. Our certificate of incorporation provides that stockholder action may not be taken by written action in lieu of a meeting and provides special meetings of the stockholders may only be called by our president or by our Board. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal the provisions relating to prohibition on action by written consent and the calling of a special meeting of stockholders.

Nominations. Our by-laws provide that nominations for election of directors may be made only by (i) the Board or a committee appointed by the Board; or (ii) a stockholder entitled to vote on director election, if the stockholder provides notice to the Secretary of the Corporation presented not less than 90 days nor more than 120 days prior to the anniversary of the last annual meeting (subject to the limited exceptions set forth in the bylaws). These provisions may deter takeovers by requiring that any stockholder wishing to conduct a proxy contest have its position solidified well in advance of the meeting at which directors are to be elected and by providing the incumbent Board with sufficient notice to allow them to put an election strategy in place.

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